WAYNE SAVINGS BANCSHARES, INC. ANNOUNCES ORGANIZATIONAL CHANGES, NEW SERVICES	EXHIBIT 99.1 NEWS RELEASE NASDAQ SYMBOL: WAYN RELEASE DATE: December 27, 2004 CONTACT: CHARLES F. FINN CHAIRMAN AND CEO MICHAEL C. ANDERSON EXECUTIVE V.P., CFO (330) 264-5767

FOR IMMEDIATE RELEASE

WOOSTER, OHIO – Management and the Board of Directors of Wayne Savings Bancshares, Inc. (NASDAQ: WAYN), the stock holding company parent of Wayne Savings Community Bank, have announced the Company’s strategic plans for organizational restructuring and new services. According to Charles Finn, Chairman and Chief Executive Officer, the actions taken are designed to broaden Wayne Savings’ products and services and further strengthen its position as the area’s premier independent community bank.

        Effective January 1, 2005, Phillip E. Becker will join Wayne Savings’ management team as Chief Lending Officer. The expansion of all lending programs will be under Becker’s direction, including commercial, mortgage, and consumer loans. He will also supervise the personal banking and loan servicing managers.

        A Wayne County native and a graduate of Ashland University, Becker is a 30-year veteran of the banking industry with extensive experience in all phases of lending. He has held various lending positions with local commercial banks, and he was formerly the president of an area financial institution.

        It was also announced that Wayne Savings Community Bank will file an application with the appropriate regulatory agencies for trust powers. Wendy Blosser, a Certified Trust and Financial Advisor and an experienced trust professional, has joined Wayne Savings as Senior Trust Officer to establish the new trust department.

        Blosser is a graduate of Malone College, Cannon Financial Institute, and Midwest Trust School. She has been in banking since 1985, most recently serving as Senior Trust Officer at an area bank that was acquired.

        While increasing the scope of the Bank’s lending programs and establishing trust services, Wayne Savings will also expand electronic services by offering Internet banking. The Internet banking program will also feature online bill paying, personal finance management, electronic statements, and cash management for commercial accounts. The new service is scheduled for April 2005.

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EXHIBIT 99

        Chairman Charles Finn stated, “We are very excited about our senior staff expansion, the new direction of our lending programs and additional services, which we believe will present opportunities for growth and retention of customer relationships. Although the increased staffing levels and the expansion of services will initially increase our administrative costs, we are hopeful the anticipated loan growth and trust services will translate into increased growth and profitability for our Company.

        Established 105 years ago in Wooster, Ohio, Wayne Savings Community Bank, the wholly owned subsidiary of Wayne Savings Bancshares, Inc., is the largest independent community bank headquartered in its five county market area of Wayne, Holmes, Ashland, Medina, and Stark counties. At September 30, 2004, Wayne Savings Bancshares, Inc. had total assets of $381.5 million, deposits of $311.9 million, and stockholders’ equity of $41.9 million, resulting in a capital-to-assets ratio of 11.0%.

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